For Immediate Release
Contact:	Alex Lombardo Investors (703) 573-9317	Jennifer Beranek Media (608) 661-4754

Great Wolf Resorts Reports Second Quarter 2008 Results

Posts Year-to-Date Same Store RevPAR Gain of 4.2 Percent

MADISON, Wis., August 5, 2008—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today reported results for the second quarter ended June 30, 2008.

Highlights

•	Reported 2008 second quarter Adjusted EBITDA of $14.0 million, which was near the high end of the company’s previously-issued second quarter guidance range of $12.5 million — $14.5 million. Adjusted EBITDA per diluted share increased 18.4 percent over the prior year’s second quarter.

•	Achieved the ninth consecutive quarter of same store RevPAR improvement, even with the impact of the shift in the Easter holiday from the second quarter in 2007 to the first quarter in 2008. Great Wolf Lodge® brand second quarter same store RevPAR and Total RevPAR increased 1.4 percent and 3.4 percent, respectively, and year-to-date same store RevPAR and Total RevPAR increased 4.2 percent and 5.0 percent, respectively.

•	In August 2008, completed a $65.0 million mortgage loan on the company’s Williamsburg, Va., property.

•	In April 2008, closed on a construction loan of $63.9 million, potentially expandable to a maximum principal amount of $79.9 million, to fund a portion of the total costs of the company’s Great Wolf Lodge resort under construction in Concord, N.C.

The company’s net loss for the 2008 second quarter was $(4.1) million, or $(0.13) per diluted share, compared to a net loss of $(1.7) million, or $(0.05) per diluted share in the 2007 second quarter. Results in the second quarter of 2008 reflected the shift in the timing of the Easter holiday and related spring break periods from the second quarter in 2007 to the first quarter in 2008, as well as increased depreciation and amortization and interest expense in 2008.

“We had an excellent second quarter,” said Randy Churchey, interim chief executive officer. “We were particularly pleased with our results in light of softness seen in the overall economy and the operating results of many other consumer discretionary-spending companies and lodging companies. Our Adjusted EBITDA of $14.0 million for the second quarter was toward the top end of our guidance. Also, our year-to-date same store revenue per available room (RevPAR) growth through June 30 – which effectively normalizes results for the effect of the shift in the timing of the Easter holiday and related school spring breaks for 2008 and 2007 – was 4.2 percent. Also, our June 2008 same store RevPAR gain was 8.1 percent over June 2007. We believe these trends show that our business model held up well throughout the first half of 2008.”

Second Quarter Operating Results

“Our portfolio results for the second quarter continue to reflect the growth and strength of our Great Wolf Lodge brand,” said Kimberly Schaefer, chief operating officer. “The second quarter marked the first full quarter with operating results of our two newest properties, located in Grapevine, Texas (which opened in December 2007) and Grand Mound, Wash. (which opened in March 2008). These properties represent a dramatic geographic extension of our brand, and they have been well received. We are encouraged by solid consumer acceptance of our unique, family-oriented vacation experience in these new markets.

“We continue to monitor the marketplace for feedback from our guests regarding their experiences at our resorts, to ensure that we maintain the high level of service, comfort and quality that our customers expect from a Great Wolf Lodge,” Schaefer continued. “In a slowing nationwide economy, we remain focused on keeping our position as a preferred, convenient and affordable vacation alternative for families. Our guests typically live within a few hours’ drive of our resorts, which means that rising gasoline prices have only a minimal impact on the typical family’s cost of a Great Wolf Resort vacation. We believe that, compared to the cost and logistical challenges of air travel to a destination resort or theme park, we offer a strong combination of convenience and price-value for families.”

The company’s strategy to include significant meeting space at many of its properties has had a positive impact across the portfolio. “Group bookings in the 2008 second quarter accounted for approximately 16.8 percent of our room nights sold, versus 13.8 percent of room nights in the 2007 second quarter, an increase of almost 15,000 group rooms,” Schaefer remarked. “This focus on increasing group business helped expand our second quarter same store occupancy to 65.3% in 2008 from 62.0% in 2007. Room rates for group business are generally lower than for our leisure customers, so the increase in group business (in addition to the shift in the Easter holiday) contributed to a decline in same-store average daily rate in the 2008 second quarter as compared to last year. We believe we do obtain an added benefit of what is effectively increased marketing exposure when we increase our group business, however, by demonstrating our unique, family-friendly resorts to meeting attendees.”

Second quarter 2008 operating statistics for the company’s portfolio of Great Wolf Lodge resorts were as follows:

	Great Wolf Lodge Brand - Same Store
	Comparison (a)
	Q2	Q2
	2008	2007	Increase (Decrease)
			$		%

Occupancy	65.3%	62.0%		N/A	5.3%

ADR	$232.88	$241.76		$(8.88)	(3.7)%

RevPAR	$151.96	$149.87		$2.09	1.4%

Total RevPOR	$355.20	$361.70		$(6.50)	(1.8)%

Total RevPAR	$231.78	$224.22		$7.56	3.4%

(a)	Same store comparison includes only Great Wolf Lodge resorts that were open for all of both Q2 2008 and Q2 2007 (that is, the company’s Wisconsin Dells, Sandusky, Traverse City, Kansas City, Williamsburg, Pocono Mountains, Niagara Falls and Mason resorts).

	Great Wolf Lodge Brand – Generation I
	Resorts Only - Same Store Comparison (a)
	Q2	Q2
	2008	2007	Increase (Decrease)
			$		%

Occupancy	57.9%	59.3%		N/A	(2.4)%

ADR	$184.47	$190.31		$(5.83)	(3.1)%

RevPAR	$106.76	$112.78		$(6.02)	(5.3)%

Total RevPOR	$274.85	$282.37		$(7.52)	(2.7)%

Total RevPAR	$159.06	$167.34		$(8.28)	(4.9)%

(a)	Generation I Resorts same store comparison includes only Great Wolf Lodge resorts of approximately 300 rooms or less that were open for all of both Q2 2008 and Q2 2007 (that is, the company’s Wisconsin Dells, Sandusky, Traverse City and Kansas City resorts).

	Great Wolf Lodge Brand – Generation
	II Resorts Only - Same Store Comparison
	(a)
	Q2	Q2
	2008	2007	Increase (Decrease)
			$		%

Occupancy	70.4%	63.9%		N/A	10.2%

ADR	$260.70	$275.42		$(14.72)	(5.3)%

RevPAR	$183.57	$176.03		$7.54	4.3%

Total RevPOR	$401.39	$413.60		$(12.21)	(3.0)%

Total RevPAR	$282.63	$264.34		$18.29	6.9%

(a)	Generation II Resorts same store comparison includes only Great Wolf Lodge resorts of approximately 400 rooms or more that were open for all of both Q2 2008 and Q2 2007 (that is, the company’s Williamsburg, Pocono Mountains, Niagara Falls and Mason resorts).

The company’s Generation I resorts, as described in the table above, are generally smaller resorts than the company’s current resort development model and located in or near smaller markets, primarily in the Midwest. The company’s Generation II resorts, as described in the table above, are generally larger resorts that better represent the company’s current resort development model, include a more extensive range of amenities than Generation I resorts, and are located in or near larger markets. “Our Generation I properties continue to feel the combined impact of the regional economic difficulties of the U.S. automobile industry and high levels of competition,” Schaefer noted. “We are pleased, however, that our Generation II resorts, which better reflect our development program going forward, continue to show robust same-store growth and we believe their size and scale also create higher barriers to potential competition. Even with the shift in the Easter holiday, we achieved RevPAR growth of 4.3 percent and ancillary (non-rooms) spending increased approximately 2 percent per occupied room.”

Capital Structure and Liquidity

The company completed loans on two properties since the close of the 2008 first quarter:

•	In August 2008, the company closed on a $65.0 million non-recourse mortgage loan on its Williamsburg, Va. property. The new loan matures in 2011, has a one-year extension option, and bears interest at a rate of LIBOR plus 350 basis points, with a minimum rate of 6.25 percent per annum. The company used a portion of the proceeds to repay an existing $55.0 million bridge loan on the property.

•	In April 2008, the company obtained a $63.9 million construction loan for its Concord, N.C. resort. The four-year loan is potentially expandable to a maximum principal amount of $79.9 million. The loan bears interest during the construction period at a floating annual rate of LIBOR plus 345 basis points, with a minimum rate of 6.50 percent per annum.

The company has one debt maturity remaining in 2008 on a $76.8 million non-recourse mortgage loan secured by its Mason, Ohio property. “We are currently in discussions with the lenders to obtain a one-year extension prior to the loan’s maturity date on November 30, 2008,” said James A. Calder, chief financial officer. “Other than the Mason mortgage loan, the company does not expect to have any significant debt maturities until mid-2011.

“In today’s turbulent capital markets, we remain selective in our uses of capital and are extremely focused on monitoring the ongoing construction processes at our Grapevine and Concord resorts,” Calder continued. “Also, we think our prospective development strategy, consisting primarily of licensing arrangements and joint ventures, allows us the most efficient and effective use of our capital. We currently have no required capital commitments for future resorts past the completion of our Concord resort in Spring 2009.

“Assuming the extension of the Mason loan, we are confident that we will have sufficient liquidity to operate our business absent any significant downturn in our expected operating results,” Calder commented.

Construction Update

The company’s 402-suite Great Wolf Lodge resort in Concord, N.C. near Charlotte is approximately 50 percent complete and is scheduled to open in Spring 2009. “Our Concord resort is in the heart of a popular tourist destination, which currently is undergoing significant expansion, especially at the nearby Lowes Motor Speedway,” Churchey said. “We fit in well with the mix of other hospitality and entertainment offerings, many of which attract a lot of families. Our property will be the premier indoor waterpark destination in the Carolinas. With our construction financing in place, we now have begun drawing down on that loan in the 2008 third quarter.”

The first phase of the company’s Grapevine resort expansion, which includes a 203-suite addition and an additional 20,000 square-foot meeting facility, is set to open in late 2008. Construction is approximately 50 percent complete, and the full expansion opening date is expected in early 2009.

Development Update

The company continues to actively pursue three projects currently under letters of intent: a joint venture with the Mashantucket Pequot Tribal Nation to develop a Great Wolf Lodge resort on tribal-owned land near its southeast Connecticut reservation and Foxwoods Resort Casino; a Great Wolf Lodge resort at the Mall of America®, in Bloomington, Minn.; and a Great Wolf Lodge resort on the shores of Lake Lanier, near Atlanta, Ga.

“We are excited about the potential prospects for each of these projects,” Churchey noted. “We do not intend, however, to enter into any new significant capital commitments under our development program until the capital markets stabilize. As these projects under letters of intent are large, complex and require access to reasonably-priced capital, their timing is hard to predict with certainty. We continue to move forward with the planning process, however, to position ourselves to move ahead at the appropriate time. Additionally, we are actively involved in the evaluation process on several U.S. and international potential sites for future resort development. We currently expect all of our future domestic and international prospects to be developed through licensing arrangements or joint ventures. We continue to see these avenues as the prudent way to grow our company while maintaining reasonable overall leverage.”

Key Financial Data

As of June 30, 2008, Great Wolf Resorts had:

•	Total unrestricted cash and cash equivalents of $34.7 million.

•	Total secured debt of $375.9 million.

•	Total unsecured debt (junior subordinated debentures) of $80.5 million.

•	Weighted average cost of total debt of 6.6 percent.

•	Weighted average debt maturity of 7.3 years.

•	Total construction in progress for consolidated resorts and other projects currently under construction but not yet opened of $77.7 million.

•	Proforma leverage ratio (net debt to Adjusted EBITDA) of 5.0 times (adjusts for construction in progress and resorts open less than one year).

Outlook and Guidance

“It is clear that the leisure and hospitality sectors are feeling the impact of a softening economy,” Churchey observed. “Our portfolio of properties continues to post good results, with occupancy, RevPAR and RevPOR remaining strong year-to-date. Because of our resorts’ close proximity to major population centers or other tourist destinations, we believe that they continue to be convenient, affordable family vacation alternatives, even in a tighter economy. Looking at trends through July, we remain optimistic about our operating results for our third quarter, which is traditionally our largest contributor of Adjusted EBITDA for the year. Based on our current operating outlook, we are increasing the low end of our guidance for full-year Adjusted EBITDA from $62.0 million to $63.0 million; consequently, our full-year Adjusted EBITDA guidance is now a range of $63.0-$70.0 million.”

The company provides the following outlook and earnings guidance for the third quarter and full year 2008 (amounts in thousands, except per share data). The outlook and earnings guidance information is based on the company’s current assessment of business conditions, including consumer demand and discretionary spending trends, as of late July 2008. As in the past, the company does not anticipate updating its guidance again until next quarter’s earnings release. The company may, however, update any portion of its business outlook at any time as conditions dictate:

	Q3	2008	Full year 2008
	Low	High	Low	High
Net income (loss)	$(2,130)	$270	$(16,620)	$(12,420)

Net income (loss) per diluted share	$(0.07)	$0.01	$(0.54)	$(0.40)

Adjusted EBITDA (a)	$19,500	$23,500	$63,000	$70,000

Adjusted net income (loss) (a)	$(1,470)	$930	$(9,825)	$(5,625)

Adjusted net income (loss) per diluted share	$ (0.05)	$ 0.03	$ (0.32)	$ (0.18)

(a)	For reconciliations of Adjusted EBITDA and Adjusted net income (loss), see tables accompanying this press release.

Net income (loss), net income (loss) per diluted share, adjusted net income (loss), and adjusted net income (loss) per diluted share for 2008 are significantly affected by increases in depreciation and amortization and interest expense, primarily related to the company’s recently opened and/or expanded properties.

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release. Reconciliations of Adjusted EBITDA and Adjusted net income are provided in the tables of this press release.

Great Wolf Resorts will hold a conference call to discuss its 2008 second quarter results today, August 5, at 9 a.m. Eastern Time. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the company’s Web site, www.greatwolf.com, or www.streetevents.com, or may call (800) 366-7417, reference number 11117479. A recording of the call will be available by telephone until midnight on Tuesday, August 12, 2008, by dialing (800) 405-2236, reference number 11117479#. A replay of the conference call will be posted on the company’s Web site through September 5, 2008.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the company’s historical or future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted net income (loss). The following discussion defines these terms and presents the reasons the company believes they are useful measures of its performance.

Great Wolf Resorts defines Adjusted EBITDA as net income (loss) plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation and professional fees, (e) costs associated with early extinguishment of debt or postponement of debt offerings, (f) opening costs of resorts under development, (g) equity in earnings (loss) of unconsolidated related parties, (h) loss on sale of property, (i) other unusual or non-recurring items, and (j) minority interests. The company defines Adjusted net income (loss) as net income (loss) without the effects of (a) non-cash employee compensation and professional fees, (b) costs associated with early extinguishment of debt or postponement of debt offerings, (c) opening costs of resorts under development (including costs incurred by unconsolidated joint ventures), (d) loss on sale of property, (e) other unusual or non-recurring items, and (f) non-normalized income tax expense.

Adjusted EBITDA and Adjusted net income (loss) as calculated by the company are not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the company’s cash flow needs, and (c)

should not be considered as an alternative to net income, operating income, cash flows from operating activities or the company’s other financial information as determined under GAAP. Also, Adjusted net income does not represent net income as defined by GAAP.

Management believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the company’s operating performance.

Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.

Similarly, management believes Adjusted net income (loss) is a useful performance measure because certain items included in the calculation of net income may either mask or exaggerate trends in the company’s ongoing operating performance. Furthermore, performance measures that include these types of items may not be indicative of the continuing performance of the company’s underlying business. Therefore, the company presents Adjusted EBITDA and Adjusted net income (loss) because they may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the company’s ongoing operating performance.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the company’s ability to manage growth, including the expansion of the company’s infrastructure and systems necessary to support growth, the company’s ability to manage cash and obtain additional cash required for growth, the general tightening in the U.S. lending markets as a result of the subprime loan crisis, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, the company’s ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements. A further description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Great Wolf Resorts cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; and

Grapevine, Texas; and Grand Mound, Wash. and Blue Harbor Resort & Conference Center in Sheboygan, Wis. A Great Wolf Lodge currently is under construction in Concord, N.C. and a 203-suite expansion is under construction at the company’s Grapevine resort.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended		Six Months Ended	Six Months Ended
	June 30,	Three Months Ended	June 30,	June 30,
	2008	June 30, 2007	2008	2007
Revenues:
Rooms	$35,941	$28,033	$74,807	$56,905
Food and beverage	10,235	7,254	20,663	15,044
Other hotel operations	9,110	6,600	18,680	13,584
Management and other fees	2,164	1,658	4,025	3,436

	57,450	43,545	118,175	88,969
Other revenue from managed properties	5,568	2,802	9,051	5,838

Total revenues	63,018	46,347	127,226	94,807
Operating expenses:
Resort departmental expenses	20,879	16,169	41,296	32,690
Selling, general and administrative	16,694	11,458	30,092	24,579
Property operating costs	7,718	5,192	15,967	10,749
Opening costs for resorts under development	367	1,097	3,947	3,423
Depreciation and amortization	11,741	8,818	22,760	17,462
	57,399	42,734	114,062	88,903
Other expenses from managed properties	5,568	2,802	9,051	5,838

Total operating expenses	62,967	45,536	123,113	94,741
Operating income	51	811	4,113	66
Investment income	(553)	—	(1,004)	—
Interest income	(409)	(659)	(899)	(1,814)
Interest expense	6,884	3,582	13,791	7,275

Loss before minority interests, equity in loss of unconsolidated related
parties and income taxes	(5,871)	(2,112)	(7,775)	(5,395)
Income tax benefit	(2,232)	(917)	(3,037)	(1,961)
Minority interests, net of tax	—	(193)	—	(486)
Equity in loss of unconsolidated related parties, net of tax	451	654	1,679	713

Net loss	$(4,090)	$(1,656)	$(6,417)	$(3,661)

Net loss per share:
Basic	$(0.13)	$(0.05)	$(0.21)	$(0.12)
Diluted	$(0.13)	$(0.05)	$(0.21)	$(0.12)
Weighted average common shares outstanding:
Basic	30,876	30,566	30,770	30,496
Diluted	30,876	30,566	30,770	30,496

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(in thousands, except per share amounts)
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Net loss	$(4,090)	$(1,656)	$(6,417)	$(3,661)
Adjustments:
Opening costs for resorts under development	367	1,097	3,947	3,423
Non-cash employee compensation and professional fees	8	777	90	1,406
Loss on sale of property	—	—	—	200
Depreciation and amortization	11,741	8,818	22,760	17,462
Interest expense, net	6,475	2,923	12,892	5,461
Separation payments	1,258	—	1,258	—
Minority interest expense, net of tax	—	(193)	—	(486)
Environmental liability costs	26	—	232	—
Equity in loss of unconsolidated related parties, net of tax	451	654	1,679	713
Income tax benefit	(2,232)	(917)	(3,037)	(1,961)

Adjusted EBITDA (1)	$14,004	$11,503	$33,404	$22,557

Net loss	$(4,090)	$(1,656)	$(6,417)	$(3,661)
Adjustments to net loss:
Opening costs for resorts under development	367	1,097	3,947	3,423
Non-cash employee compensation and professional fees	8	777	90	1,406
Debt-related costs	—	—	718	—
Loss on sale of property	—	—	—	200
Separation payments	1,258	—	1,258	—
Environmental liability costs	26	—	232	—
Equity in loss of unconsolidated related parties (2)	350	338	1,872	338
Income tax rate adjustment (3)	(613)	(930)	(3,148)	(2,085)

Adjusted net loss(1)	$(2,694)	$(374)	$(1,448)	$(379)

Adjusted net loss per share:
Basic	$(0.09)	$(0.01)	$(0.05)	$(0.01)
Diluted	$(0.09)	$(0.01)	$(0.05)	$(0.01)
Adjusted EBITDA per diluted share	$0.45	$0.38	$1.09	$0.74
Weighted average shares outstanding:
Basic	30,876	30,566	30,770	30,496
Diluted	30,876	30,566	30,770	30,496

Great Wolf Resorts, Inc.
Operating Statistics - Great Wolf Lodge Resorts
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Great Wolf Lodge Brand Properties — All
Occupancy	67.8%	62.0%	66.4%	63.6%
ADR	$238.60	$241.76	$254.85	$247.60
RevPAR	$161.69	$49.87	$169.11	$157.36
Total RevPOR	$69.84	$361.70	$391.55	$372.13
Total RevPAR	$0.62	$224.22	$59.81	$236.50
Great Wolf Lodge Brand Properties — Same Store (4)
Occupancy	65.3%	62.0%	65.2%	63.6%
ADR	$232.88	$241.76	$51.54	$247.60
RevPAR	$51.96	$149.87	$64.02	$157.36
Total RevPOR	$55.20	$361.70	$380.87	$372.13
Total RevPAR	$31.78	$24.22	$48.35	$236.50
Great Wolf Lodge Brand Properties — Consolidated (5)
Occupancy	69.8%	64.1%	67.2%	65.4%
ADR	$251.60	$258.98	$71.97	$266.42
RevPAR	$175.58	$65.92	$182.89	$174.13
Total RevPOR	$84.18	$381.75	$11.61	$94.58
Total RevPAR	$8.09	$244.58	$76.80	$257.90
Great Wolf Lodge Brand — Generation I Resorts — Same Store (6)
Occupancy	57.9%	59.3%	59.0%	60.7%
ADR	$184.47	$190.31	$97.48	$200.23
RevPAR	$106.76	$112.78	$116.49	$121.56
Total RevPOR	$74.85	$82.37	$96.48	$297.43
Total RevPAR	$59.06	$167.34	$174.89	$180.56
Great Wolf Lodge Brand — Generation II Resorts — Same Store (7)
Occupancy	70.4%	63.9%	69.6%	65.6%
ADR	$260.70	$275.42	$283.81	$279.70
RevPAR	$183.57	$176.03	$197.48	$183.59
Total RevPOR	$401.39	$413.60	$431.24	$422.76
Total RevPAR	$282.63	$264.34	$300.06	$277.49
The company defines its operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (8)
(in thousands, except per share amounts)
	Three Months Ending	Year Ending
	September 30,	December 31,
	2008	2008
Net loss	$(930)	$(14,520)
Adjustments:
Interest expense, net	6,950	27,000
Income tax benefit	(620)	(9,680)
Depreciation and amortization	12,500	48,000
Non-cash employee compensation and professional fees	600	1,300
Environmental liability costs	—	250
Equity in loss in unconsolidated affiliates	2,500	7,450
Separation payments	—	1,250
Opening costs of resorts under development	500	5,450

Adjusted EBITDA (1)	$21,500	$66,500

Net loss	$(930)	$(14,520)
Adjustments to net loss:
Non-cash employee compensation and professional fees	600	1,300
Environmental liability costs	—	250
Separation payments	—	1,250
Opening costs of resorts under development	500	5,450
Debt-related costs	—	720
Equity in loss of unconsolidated affiliate (2)	—	1,875
Income tax rate adjustment (3)	(440)	(4,050)

Adjusted net income (loss) (1)	$(270)	$(7,725)

Net loss per share:
Basic	$(0.03)	$(0.47)
Diluted	$(0.03)	$(0.47)
Adjusted net income (loss) per share:
Basic	$(0.01)	$(0.25)
Diluted	$(0.01)	$(0.25)
Weighted average shares outstanding:
Basic	30,900	30,850
Diluted	30,900	30,850

Great Wolf Resorts, Inc.
Pro forma Net Debt to Adjusted EBITDA
(dollars in thousands)
Pro forma net debt as of June 30, 2008:
Total secured debt	$375,904
Total junior subordinated debentures	80,545
Total unrestricted cash and cash equivalents	(34,687)
Total construction in progress	(77,731)

$344,031

Pro forma trailing twelve-month Adjusted EBITDA:
Historical Adjusted EBITDA by quarter (9):
Q3 2007	17,041
Q4 2007	11,474
Q1 2008	19,400
Q2 2008	14,004
Additional projected Adjusted EBITDA from
resorts open less than twelve months (10)	6,293

$68,212

Pro forma leverage ratio (11)	5.04

(1)	See discussions of Adjusted EBITDA and Adjusted net income (loss) located in the “Non-GAAP Financial Measures” section of this press release.
(2)	This amount represents the company’s equity method loss recorded for the joint venture that owns a Great Wolf Lodge resort that was under construction in Grand Mound, Washington through March 2008.
(3)	This amount represents an adjustment to recorded income tax expense to bring the overall effective tax rate to an estimated normalized rate of
40%. This effective tax rate differs from the effective tax rates in the company’s historical statements of operations.
(4)	Same store properties comparison includes Great Wolf Lodge resorts that were open for the full periods in both 2008 and 2007 (that is, the company’s Wisconsin Dells, Sandusky, Traverse City, Kansas City,
Williamsburg, Pocono Mountains, Niagara Falls and Mason resorts).
(5)	Consolidated properties comparison includes Great Wolf Lodge resorts that are consolidated for financial reporting purposes (that is, the company’s Traverse City, Kansas City, Williamsburg, Pocono Mountains,
Mason and Grapevine resorts).
(6)	Generation I properties comparison includes only Great Wolf Lodge resorts of approximately 300 rooms or less that were open for all of both Q2 2008 and Q2 2007 (that is, the company’s Wisconsin Dells,
Sandusky, Traverse City and Kansas City resorts).
(7)	Generation II properties same store comparison includes only Great Wolf
Lodge resorts of approximately 400 rooms or more that were open for all of both Q2 2008 and Q2 2007 (that is, the company’s Williamsburg, Pocono
Mountains, Niagara Falls and Mason resorts).
(8)	The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA and Adjusted net income.
(9)	Amounts are from the company’s quarterly earnings releases.
(10)	Adjustment reflects that the company’s Grapevine and Grand Mound resorts are included in Adjusted EBITDA for less than twelve months as of June 30, 2008.
(11)	Pro forma leverage ratio calculated as (a) pro forma net debt as of June 30, 2008 divided by (b) pro forma trailing twelve-month Adjusted EBITDA.